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                    SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

      Agreement made and entered into as of the 17th day of November, 1997 by and between International Business Machines Corporation, a New York Corporation (the "Company"), and Louis V. Gerstner, Jr. (the "Executive").

      Pursuant to Section 17 of the Employment Agreement dated as of March 26, 1993 between the Company and the Executive, and as amended on January 1, 1996, said Agreement is further amended as follows:

      1. Section 2 shall be amended by adding at the end thereof: "The Executive agrees that he will continue to serve as Chairman of the Board and Chief Executive Officer of the Company until the date on which he attains age 60, subject to the provisions of this Agreement."

      2. Section 3 shall be amended by adding a new Subsection 3(c): "If the Executive reaches Retirement (as defined in Section 8 below), then he (i) shall be retained for a period of ten years to provide consulting services to the Company under appropriate terms and conditions; (ii) during said ten year period, shall refrain from engaging in "Detrimental Activity" as defined in the IBM 1997 Long-Term Performance Plan, and shall be subject to the Company's then existing employment rules governing confidentiality, non-competition and non-solicitation of employees; and (iii) during said ten year period shall be provided with continued access to Company facilities and services comparable to those provided to him prior to his Retirement, including access to Company aircraft, cars, office, apartments, and financial planning services. For such consulting services, the Executive shall be paid a daily consulting fee, for each partial or full day he renders services, equal to the daily equivalent of his Base Salary rate at the time of his Retirement, and shall receive reimbursement for reasonable expenses he incurs in providing such services."

      3. Section 8 shall be amended by adding at the end thereof: "; provided, however, that any benefit payable to the Executive under the non-tax-qualified defined benefit plans of the Company shall be offset by the benefit payable by the Company under Section 9 below. If the Executive reaches Retirement (defined as occurring at the time the Executive terminates employment (i) having remained continuously employed as an active, full time employee of the Company until he has attained age 60;
      (ii) at such earlier time as the Board may determine (other than for Cause) in its sole discretion; or (iii) pursuant to a Constructive Termination Without Cause or Termination Without Cause), he shall be entitled to the same rights and privileges as a retired Regular Employee of the Company (as such term is defined in the IBM Retirement Plan) including for the purposes of all awards under any long-term performance plan, and the cost (on an equivalent after-tax basis) of participation in the Company's retiree medical plan."

      4. Section 9 shall be amended by restating the fourth sentence thereunder to read: "The Company's obligation under this Section 9 shall be offset by any other pension benefit paid to the Executive from the tax-qualified defined benefit plans of the Company. Any pension benefit otherwise payable under this Section 9 shall be paid in accordance with its terms, whether or not pension benefits are paid or payable under Section 8."
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Additional amendments are made as follows:

      5. Section 1(b) shall be amended by adding at the end thereof: "For purposes of Sections 3, 11(b), 11(c), 11(d) and 11(e), "Base Salary" shall be $2,000,000 plus any increase in annual salary rate made subsequent to the amendment of January 1, 1996 to this Agreement."

      6. Section 1(e) shall be amended by adding after "Change" in the caption, the following: "in Control".

      7. Section 1(f)(i) shall be amended by adding after "1989 Long-Term Performance Plan" the following: "or any successor long-term performance plan of the Company".

      8. Section 5 shall be amended by deleting "1989 Long-Term Performance Plan" and by substituting therefor the following: "annual incentive program".

      9. Section 9 shall be further amended by (a) deleting "(i.e., $2,447,867)" and substituting therefor "(i.e., $2,332,000)", (b) deleting "(i.e., approximately $1,180,000)" and substituting therefor "(i.e., $1,196,000)", and (c) deleting "$1,267,000 ($2,447,000 minus $1,180,000)" and substituting therefor "$1,136,000 ($2,332,000 minus $1,196,000)".

      10. Section 11(a)(vi) of the Agreement shall be amended by changing "Section 9" to read: "Sections 8 and 9."

      11. Section 11(b)(i) shall be amended by deleting said Section 11(b)(i) in its entirety and by substituting therefor the following: "(i) an amount, when combined with disability benefits provided to the Executive by the Company under its Long-Term Disability Plan, equal to at least the sum of 50% of Base Salary, at the annual rate in effect at termination of his employment, for a period ending with the end of the month in which he becomes 60;"

      12. Sections 11(b)(vi) and 11(b)(viii) of the Agreement shall be amended by changing "Section 9" to read: "Sections 8 and 9."

      13. Section 11(d) shall be amended by restating the first sentence thereunder to read: "In the event the Executive's employment is terminated without Cause (other than due to Disability or Death), in the event there is a Constructive Termination Without Cause, or in the event of any other Retirement by the Executive prior to his attaining age 60, the Executive shall be entitled to: ", and Section 11(d)(viii) shall be amended by adding "s" after "benefit" and inserting "Section 8 and" before "Section 9".

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

INTERNATIONAL BUSINESS MACHINES CORPORATION


By: /s/ J. Thomas Bouchard                      /s/ Charles F. Knight
    --------------------------                  -------------------------
        J. Thomas Bouchard                          Charles F. Knight
        Senior Vice President, Human Resources      Chairman, Executive
                                                    Compensation and Management
                                                    Resources Committee

Agreed to and accepted by:


/s/ Louis V. Gerstner, Jr.
------------------------------
    Louis V. Gerstner, Jr.
    Chairman of the Board and Chief Executive Officer